SECURITIES AND EXCHANGE COMMISSION

                   Washington, D.C.  20549

                          FORM 8-K

                       Current Report
           Pursuant to Section 13 or 15(d) of the
               Securities Exchange Act of 1934

              Date of Report:  February 2, 2001
    (Date of Earliest Event Reported:  January 29, 2001)

                Commission File Number 1-7320

                      ________________

                    ANR PIPELINE COMPANY
   (Exact Name of Registrant as Specified in its Charter)


          Delaware                             38-1281775
  (State of Other Jurisdiction             (I.R.S. Employer
of Incorporation or Organization)         Identification No.)

                     El Paso Energy Building
                      1001 Louisiana Street
                      Houston, Texas  77002
            (Address of  Principal Executive Offices)
                           (Zip Code)

 Registrant's Telephone Number, Including Area Code:  (713) 420-2131

                      500 Renaissance Center
                  Detroit, Michigan  48243-1902
          (Former Address, if Changed Since Last Report)

Item 1.   Change in Control of Registrant

     On January 29, 2001, we became an indirect subsidiary of El Paso Energy Corporation as a result of the merger between our parent, The Coastal Corporation, and El Paso
Energy.

     In the merger, a subsidiary of El Paso Energy merged with and into Coastal. Coastal continued as the surviving corporation. The merger was effected in accordance with Coastal's merger agreement with El Paso Energy dated January 17, 2000 which is incorporated herein by reference.

     In the merger,  El Paso Energy:

  * issued approximately 271 million shares of their common stock to Coastal's existing common stockholders valued at approximately $17 billion, based on Coastal's closing price per share of common stock on the New York
     Stock Exchange of $63.10 on   January 29, 2001; and

  *  retained approximately $6 billion of Coastal debt.

The number of shares issued in the merger was determined pursuant to the merger agreement. In the merger, holders of Coastal's common stock and Class A common stock received
1.23 shares of El Paso Energy common stock for each outstanding common share; holders of Coastal's Series A and Series B convertible preferred stock received 9.133 shares of El Paso Energy common stock for each outstanding convertible preferred share; and holders of Coastal's Series C convertible preferred stock received 17.98 shares of El Paso Energy common stock for each outstanding convertible preferred share. As a result of the merger, El Paso Energy owns 100 percent of Coastal's common equity.

     El Paso Energy currently is engaged in a comprehensive review of Coastal's and our business and operations.
Following the completion of this review, respective operations will be integrated, which will include consolidating and reengineering our facilities, reducing our workforce, and coordinating purchasing, sales and marketing activities.

Item 7.   Financial Statements and Exhibits

     (c)  Exhibits

          2.B  Agreement and Plan of Merger dated  January
               17, 2000, by and among El Paso, El Paso Merger Company and the Coastal Corporation (Exhibit 1 to Schedule 13D filed by El Paso on January 26, 2000, File No. 5-55241).


     Pursuant to the requirements of the Securities Exchange
Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                              ANR PIPELINE COMPANY


February 2, 2001             By:  /s/ Jeffrey I. Beason
                                 ----------------------
                                      Jeffrey I. Beason
                                   Senior Vice President
                                    and Controller
                                 (Chief Accounting Officer)